EXHIBIT 99.1

                                               FOR IMMEDIATE RELEASE


CONTACT:
Libby Retherford, Director, Corporate Communications,
(602) 808-3854


                     MEDICIS PHARMACEUTICAL CORPORATION ANNOUNCES
                           ACQUISITION OF UCYCLYD PHARMA INC.


PHOENIX---April 19, 1999---Medicis Pharmaceutical Corporation (NYSE:MRX) today announced the strategic acquisition of Ucyclyd Pharma Inc., a privately held pharmaceutical company based in Baltimore, for approximately $23.4 million in cash. Under terms of the agreement, Medicis will pay $15 million at the close of the transaction; $5.7 million on the first anniversary of the closing date, subject to certain manufacturing conditions; and $2.7 million upon regulatory approval of a line extension. Medicis will also receive certain technologies that will further enhance the Company's research and development pipeline.

Ucyclyd Pharma's principal product is the orphan drug BUPHENYL(TM), the only approved drug substance indicated in the treatment of Urea Cycle
Disorders (UCDs). UCDs are a group of rare genetic metabolic disorders where one or more of the key enzymes needed to eliminate waste nitrogen from the body are missing. Most UCD patients are required to maintain BUPHENYL(TM) therapy for the duration of their lives. Typically, this disorder is treated by pediatric specialists. Historically, this product has had approximately $6 million in annual sales.

"We are pleased to announce this strategic acquisition and the Company's entrance into the specialty niche orphan drug market," said Jonah Shacknai, Chairman and Chief Executive Officer. "This acquisition contributes strong gross profit margins and will be predictably accretive to earnings. Urea Cycle Disorders present an interesting market niche requiring little promotional effort and a lack of management dilution. The profitability of this transaction will help to fund additional research and development efforts."

Medicis is the leading independent pharmaceutical company in the United
States focusing primarily on the treatment of dermatological conditions. Medicis develops and markets leading products for major segments within dermatology including acne, psoriasis, eczema, rosacea, dandruff and cosmesis (improvement in the texture and appearance of skin). Primary products include prescription brands (all of which are registered trademarks of Medicis) DYNACIN, TRIAZ, LUSTRA, LIDEX, SYNALAR, LOPROX, TOPICORT, NOVACET, ZONALON and A/T/S, and over-the-counter brands ZOSTRIX, ESOTERICA and THERAPLEX.

Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties which may cause actual results to differ materially from the statements made, including the Company's dependence on sales of key products, uncertainty of future financial results and fluctuations in operating results, dependence on the Company's acquisition strategy, new product introductions and other risks described from time to time in the Company's SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Medicis disclaims any intent or obligation to update these forward-looking statements.


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